Exhibit 10.44

TAX SHARING AGREEMENT

This Tax Sharing Agreement (this “Agreement”) is made and entered into as of February 1, 2021, by and between LIBERTY MEDIA CORPORATION, a Delaware corporation (“LMC”), for and on behalf of itself and each LMC Affiliate (as defined below), and SIRIUS XM HOLDINGS INC., a Delaware corporation (the “Company”), for and on behalf of itself and each Company Affiliate (as defined below).

WITNESSETH:

WHEREAS, LMC and the Company are expected to become a part of an Affiliated Group (as defined below), and such Affiliated Group expects to file a consolidated federal income Tax Return in accordance with Section 1501 of the Code (and certain consolidated state and local income Tax Returns) for the Tax year during which the Company becomes a Member (as defined below) of such Affiliated Group and for subsequent Tax years; and
WHEREAS, it is deemed equitable and desirable that the parties hereto enter into this Agreement to set forth (i) the general principles under which they will calculate, allocate, and share consolidated federal, state and local income Tax liabilities (as determined under Treasury Regulation Section 1.1502-2 and any analogous provisions of state or local Tax Law) of the Affiliated Group as between the LMC Group, on the one hand, and the Company Group, on the other hand, (ii) the manner in which they will prepare and file various Tax Returns (as defined below) and meet certain other reporting obligations, (iii) the method for reimbursing LMC for payment of the Company Group’s allocable share of consolidated federal, state and local income Tax liabilities and compensating the Company for use of a Tax Asset (as defined below) of any Member of the Company Group in arriving at such consolidated federal, state and local income Tax liabilities, and (iv) the provisions governing various related matters.
NOW, THEREFORE, the parties signatory hereto agree as follows:
1.Definitions. For purposes of this Agreement, the following terms shall be defined as follows:
(a)“Affiliated Group” shall mean, for any federal, state, or local Tax jurisdiction, the consolidated, combined or unitary group that files a Joint Return.
(b)“Agreement” shall have the meaning set forth in the first paragraph hereof, as such agreement may be amended or supplemented from time to time.
(c)“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

(d)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(e)“Company” shall have the meaning set forth in the first paragraph hereof, except as otherwise provided by Section
(f)“Company Affiliate” means any corporation or other Legal Entity directly or indirectly “controlled” by the Company at the time in question, where “control” means the ownership of 50% or more of the equity interests of such corporation or other Legal Entity (by voting power or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other Legal Entity.
(g)“Company Group” means, with respect to any Taxable year (or portion thereof) beginning on or after the Effective Date, the Company and each Subsidiary of the Company (but only while such Subsidiary is a Subsidiary of the Company).
(h)“Company Successor” shall have the meaning given to such term in Section 23(a)
(i)“Company Successor Parent” shall have the meaning given to such term in Section 23(a).
(j)“Consolidated Return Regulations” shall mean the Treasury Regulations promulgated under Chapter 6 of Subtitle A of the Code, including, as applicable, any predecessor or successor regulations thereto.
(k)“Contested Company Group Item” shall have the meaning given to such term in Section 9(b).
(l)“Controlling Party” shall have the meaning given to such term in Section 9(a).
(m)“Deconsolidation Event” means, with respect to the Company and each member of the Company Group, any event or transaction that causes the Company and/or one or more members of the Company Group to no longer be eligible to join with LMC or one or more members of the LMC Group in the filing of a Joint Return.
(n)“DIT” shall mean any “deferred intercompany transaction” or “intercompany transaction” within the meaning of the Consolidated Return Regulations, or any similar provisions of state, local or prior federal Tax Law.
(o)“Due Date” shall have the meaning given to such term in Section 6(b).
(p)“Effective Date” shall mean the date of this Agreement.
(q)“ELA” shall mean any “excess loss account” within the meaning of the Consolidated Return Regulations, or any similar provisions of state, local or prior federal Tax Law.

(r)“Estimated Tax Installment Date” means, with respect to United States federal income Taxes, the estimated Tax installment due dates prescribed in Section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.
(s)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(t)“Final Determination” shall mean the final resolution of liability for any Tax for any Taxable period, by or as a result of: (i) a closing agreement or similar final settlement with the Internal Revenue Service or the relevant state or local Governmental Authorities, (ii) an agreement contained in Internal Revenue Service Form 870-AD or other similar form, (iii) an agreement that constitutes a determination under Section 1313(a)(4) of the Code, (iv) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, (v) a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state or local tribunal has expired, (vi) a decision, judgment, decree or other order of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired, or (vii) the payment of any Tax with respect to any item disallowed or adjusted by a Tax Authority provided that LMC and the Company agree that no action should be taken to recoup such payment.
(u)“Group” shall mean either the LMC Group or the Company Group.
(v)“Independent Accountant” shall have the meaning set forth in Section 2(b)(i)
(w)“Interest Rate” means the Rate determined below, as adjusted as of each Interest Rate Determination Date. The “Rate” means, with respect to each period between two consecutive Interest Rate Determination Dates, a rate determined two (2) Business Days before the earlier Interest Rate Determination Date equal to the interest rate that would be applicable on such date to a “large corporate underpayment” (within the meaning of Section 6621(c) of the Code) under Sections 6601 and 6621 of the Code. Interest will be calculated on the basis of a year of 360 days and the actual number of days for which due.
(x)“Interest Rate Determination Date” means the Due Date and each March 31, June 30, September 30, and December 31 thereafter.
(y)“Joint Return” shall mean any federal, state or local Tax Return for any Taxable period ending on or after the Effective Date that includes at least two Members, of which one Member is a member of the Company Group and the other Member is a member of the LMC Group.
(z)“Legal Entity” shall mean a corporation, partnership, limited liability company or other legal entity under the corporation, partnership, limited liability company or other organizational laws of a state or other jurisdiction.

(aa)“LMC” shall have the meaning set forth in the first paragraph hereof, except as otherwise provided by Section 23.
(ab)“LMC Affiliate” shall mean any corporation or other Legal Entity directly or indirectly “controlled” by LMC where “control” means the ownership of 50% or more of the equity interests of such corporation or other Legal Entity (by voting power or value) or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such corporation or other Legal Entity; provided, however, that such term shall not include the Company or any Company Affiliate.
(ac)“LMC Group” means, with respect to any Taxable year (or portion thereof) beginning on or after the Effective Date, LMC and each Subsidiary of LMC (but only while such Subsidiary is a Subsidiary of LMC); provided, however, that such term shall not include any Subsidiary of LMC for such Taxable year (or portion thereof) as and to the extent that such Subsidiary is a member of the Company Group.
(ad)“LMC Successor” shall have the meaning given to such term in Section 23(b)(i).
(ae)“LMC Successor Parent” shall have the meaning given to such term in Section 23(b)(i).
(af)“LMC Successor Transaction” shall have the meaning given to such term in Section 23(b)(ii).
(ag)“Losses” shall mean any and all damages, losses, deficiencies, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the fees and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder); provided, however, that “Losses” shall exclude any special or punitive damages; provided, further, that the foregoing proviso will not be interpreted to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) in a third-party claim for special or punitive damages.
(ah)“Member” or “member” shall mean an entity that is an includible corporation as defined in Section 1504(b) of the Code (or any analogous provisions of state, local or other applicable Tax Law).
(ai)“Parent” shall mean, as the context may require, the common parent of any consolidated, combined, or unitary group that has filed, or is required to file, any Joint Return.
(aj)“Person” shall mean an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture or other entity.

(ak)“Post-Deconsolidation Period” means any Taxable period beginning after the date of a Deconsolidation Event.
(al)“Pre-Deconsolidation Period” means any Taxable period beginning on or before the date of a Deconsolidation Event.
(am)“Redetermination” shall mean any redetermination of Taxes as the result of any Tax Proceeding, a claim for refund, an amended Tax Return or otherwise in which (x) additional Taxes to which such determination relates are subsequently paid, (y) a Tax Refund or a Tax Benefit relating to such Taxes is received or used, or (z) the amount or character of any Tax Item is adjusted or redetermined.
(an)“Separate Return” shall mean any Tax Return that is not a Joint Return.
(ao)“Separate Return Tax Liability” means an amount equal to the hypothetical federal, state or local Tax liability that the members of the Company Group included in a Joint Return filed in any Tax jurisdiction would have incurred if they had filed a consolidated return, combined return (including nexus combination, domestic combination, line of business combination or any other form of combination), unitary return, or separate return, as the case may be, separate from the members of the LMC Group, for the relevant Tax period in such Tax jurisdiction (based upon the assumption that such members of the Company Group were required to file in such Tax jurisdiction), and their income was taxable at the highest corporate tax rate in effect for such period in such Tax jurisdiction; provided, however, that (1) the Separate Return Tax Liability shall be computed by LMC using such methods, conventions, practices, principles, positions, and elections (for example, the election to deduct or credit foreign Taxes) as are consistent with the methods, conventions, practices, principles, positions and elections that are used by LMC or Parent, as the case may be, in preparing the applicable Joint Return, and by taking into account only those Tax Assets of the Company Group (or other Tax Items of loss, deduction or credit of the Company Group) that are included in and used in the applicable Joint Return to create any Tax Benefit (without regard to whether the Company Group could have used such Tax Assets or Tax Items on its hypothetical separate return), (2) the Consolidated Return Regulations (or any similar provisions of state or local Tax Law) and the Joint Returns filed by the Affiliated Group in such Tax jurisdiction shall determine the timing of the recognition of Tax Items with respect to DITs and ELAs and the determination of which Legal Entity shall bear the Tax benefit or burden of such Tax Items, and the Company Group shall be responsible for the Tax Items recognized by its respective members with respect to any DITs and ELAs, (3) the Separate Return Tax Liability with respect to a Joint Return filed in a state or locality shall be computed by taking into account such Tax Items, and such receipts or other data used to compute apportionment factors, of each Company Group member as are taken into account with respect to such Company Group member in preparing such Joint Return, regardless of whether such Company Group member separately has tax nexus with such state or locality, and (4) although the Separate Return Tax Liability is to be computed on a hypothetical basis as if the members of the Company Group that are part of the Affiliated Group were separate from the other members of the Affiliated Group, the fact that such members of the Company Group are included in a Joint Return and the effect that such inclusion has on the calculation of any Tax

Item or on any Tax reporting requirement, shall nevertheless be taken into account for purposes of computing the Separate Return Tax Liability.
(ap)“spin-off entity” shall have the meaning given to such term in Section 12(b).
(aq)“Subsidiary” when used with respect to any Person, means (i)(A) a corporation a majority in voting power of whose share capital or capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, (B) a partnership or limited liability company in which such Person or a Subsidiary of such Person is, at the date of determination, (1) in the case of a partnership, a general partner of such partnership with the power affirmatively to direct the policies and management of such partnership or (2) in the case of a limited liability company, the managing member or, in the absence of a managing member, a member with the power affirmatively to direct the policies and management of such limited liability company, or (C) any other Person (other than a corporation, partnership, or limited liability company) in which such Person and/or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has or have (1) the power to elect or direct the election of a majority of the members of the governing body of such Person, whether or not such power is subject to a voting agreement or similar encumbrance, or (2) in the absence of such a governing body, at least a majority voting interest or (ii) any other Person of which an aggregate of 50% or more of the equity interests are, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.
(ar)“Tax” and “Taxes” means any and all federal, state, local or non-U.S. taxes, charges, fees, duties, levies, imposts, rates or other like governmental assessments or charges, and, without limiting the generality of the foregoing, shall include income, gross receipts, net worth, property, sales, use, license, excise, franchise, capital stock, employment, payroll, unemployment insurance, social security, Medicare, stamp, environmental, value added, alternative or added minimum, ad valorem, trade, recording, withholding, occupation or transfer taxes, together with any related interest, penalties and additions imposed by any Tax Authority. The term “Taxable” shall have a correlative meaning; provided that, references to “Taxable period” for any franchise or other doing business Tax (including, but not limited to, the Texas franchise Tax) shall mean the Taxable period during which the income, operations, assets, or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another Taxable period is obtained by the payment of such Tax.
(as)“Tax Asset” shall mean any Tax Item that has accrued for Tax purposes, but has not been realized during the Taxable period in which it has accrued, and that could reduce a Tax in another Taxable period, including a net operating loss, net capital loss, disallowed business interest, general business tax credit, foreign tax credit, charitable deduction, credit related to alternative minimum tax, or any other Tax credit.
(at)“Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision, agency, commission or authority thereof that imposes such Tax, and the agency, commission or authority (if any) charged with the assessment, determination or collection of such Tax for such entity or subdivision.
(au)“Tax Benefit” means a reduction in the Tax liability (or increase in Tax Refund) of a Taxpayer for any Taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a Taxable period only if and to the extent that the Tax liability (or Tax Refund) of the Taxpayer for such period, after taking into account the effect of the Tax Item on the Tax liability (or Tax Refund) of such Taxpayer in the current period and all prior periods, is less than (or, in case of a Tax Refund, greater than) it would have been had such Tax liability (or Tax Refund) been determined without regard to such Tax Item.
(av)“Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.
(aw)“Tax Law” means the law of any governmental entity or political subdivision thereof, and any controlling judicial or administrative interpretations of such law, relating to any Tax.
(ax)“Tax Package” shall have the meaning given to such term in Section 3(c).
(ay)“Tax Proceeding” shall mean any Tax audit, assessment, or other examination by any Tax Authority, as well as any controversy, litigation, other proceeding, or appeal thereof relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.
(az)“Tax Refund” shall mean any refund of Taxes, including any reduction in a Tax liability by means of a credit, offset or otherwise.
(ba)“Tax Return” means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.
(bb)“Taxpayer” means any taxpayer and its Affiliated Group or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction of which a taxpayer is a member.
(bc)“Treasury Regulations” shall mean the regulations promulgated by the U.S. Department of the Treasury under the Code.
2.Separate Return Tax Liability of the Company Group; Payments for Tax Benefits

(a)Payment of Separate Return Tax Liability by the Company to LMC

(i)Estimated Tax Payments. With respect to each Taxable period for which a Joint Return will be filed, at least five (5) Business Days prior to each relevant Estimated Tax Installment Date, the Company shall pay to LMC an amount equal to the installment of the estimated Separate Return Tax Liability, as shown in the computation provided by LMC to the Company pursuant to Section 2(b)(i). For the avoidance of doubt, the amounts paid by the Company to LMC under this Section 2(a)(i) shall be taken into account in determining the amounts to be paid by the Company or LMC, as the case may be, pursuant to Section 2(a)(ii).
(ii)Final Return Tax Payments. With respect to each Taxable period for which a Joint Return will be filed (other than a Joint Return relating to estimated Tax payments), at least ten (10) Business Days prior to the due date (including extensions) for the filing of each such Joint Return,
(1)the Company shall pay to LMC an amount equal to the excess, if any, of (x) the Separate Return Tax Liability of the Company Group for such Taxable period and such Joint Return over (y) the aggregate amount, if any, previously paid by the Company to LMC with respect to such Taxable period and such Joint Return under Section 2(a)(i), as shown in the computation provided by LMC to the Company pursuant to Section 2(b)(i); and
(2)LMC shall pay to the Company an amount equal to the excess, if any, of (x) the aggregate amount, if any, previously paid by the Company to LMC with respect to such Taxable period and such Joint Return under Section 2(a)(i) over (y) the Separate Return Tax Liability of the Company Group for such Taxable period and such Joint Return, as shown in the computation provided by LMC to the Company pursuant to Section 2(b)(i).
(b)Determination of Separate Return Tax Liability.
(i)Manner of Calculation. For each Taxable period during which a Joint Return will be filed, LMC shall provide to the Company, not less than twenty (20) Business Days prior to the due date (including extensions) for the filing of such Joint Return (1) a pro forma draft of the portion of such Joint Return that reflects the Tax Items of the Company Group, (2) a statement that sets forth in reasonable detail the computation of the Separate Return Tax Liability of the Company Group in respect of such Joint Return, and (3) the amount payable by the Company or LMC, as determined in accordance with this Agreement, pursuant to Section 2(a); provided, however, that in the case of any Joint Return relating to estimated Tax payments, LMC shall provide the foregoing information to the Company not less than ten (10) Business Days prior to each relevant Estimated Tax Installment Date. If the Company disagrees with any Tax Item of the Company Group reflected on the pro forma draft of any Joint Return or any tax position relating to the computation of the Separate Return Tax Liability, then the

Company shall promptly notify LMC and the parties shall use their reasonable best efforts to resolve the dispute. If the parties are unable to resolve any such dispute within ten (10) Business Days after the Company gives notice to LMC, then the matter shall be referred to a nationally recognized accounting firm that is mutually acceptable to LMC and the Company (the “Independent Accountant”) to resolve such dispute. All costs, fees, and expenses incurred with respect to the resolution of such dispute shall be borne equally by LMC and the Company, except that if the Independent Accountant determines that the proposed position submitted by a party to the Independent Accountant for its determination is frivolous, has not been asserted in good faith, or is not supported by substantial authority, then 100% of such costs, fees, and expenses shall be borne by such party. If any dispute related to the computation of the Separate Return Tax Liability has not been resolved by the due date for the payment of the Separate Return Tax Liability (including installments of estimated Separate Return Tax Liability) with respect to the applicable Joint Return as described in Section 2(a), then the Company or LMC, as the case may be, shall make its payment based upon the original statement prepared by LMC, and any adjustments to such payment will be made in accordance with Section 5 following the resolution of such dispute.
(ii)Separate Return Tax Liability. For purposes of this Agreement, the “Separate Return Tax Liability” shall be determined as if the Company Group were filing a separate Tax Return under the Code or any analogous provisions of state or local Tax Law, and the term will not have the same meaning as set forth in Treasury Regulation Section 1.1502-12. For the avoidance of doubt, (A) the computation of the Separate Return Tax Liability of the Company Group shall be determined without regard to whether the Affiliated Group is obligated to pay a Tax liability for the applicable Taxable period and (B) no Tax Asset or other Tax Item that has previously been taken into account in any Taxable period for the Company Group’s benefit in determining the Separate Return Tax Liability payable under Section 2(a) or any amount payable under Section 2(c) or Section 5, or that has otherwise been realized by the Company Group, shall again be taken into account in this computation. If the Separate Return Tax Liability of the Company Group for a Taxable period is less than zero, then the Separate Return Tax Liability of the Company Group shall be deemed to be zero for such period for purposes of Section 2(a).
(c)Payment for Tax Benefits. Within ten (10) Business Days of filing a Joint Return, LMC shall (i) pay to the Company an amount equal to the Tax Benefit (if any) that the LMC Group recognized on such Joint Return as a result of the Separate Return Tax Liability being less than zero for such Taxable period or otherwise as a result of the use by the LMC Group of Tax Assets of the Company Group and (ii) provide to the Company a statement setting forth in reasonable detail the computation of the amount so payable. For the avoidance of doubt, no Tax Asset or other Tax Item that has been taken into account in any Taxable period for the Company Group’s benefit in determining the Separate Return Tax Liability payable under Section 2(a) or any amount payable under this Section 2(c) or Section 5, or that has otherwise been realized by the Company Group, shall again be taken into account for purposes of determining any amount payable under this Section 2(c).
3.Preparation and Filing of Tax Returns.
(a)Joint Returns. LMC shall be responsible for (i) preparing and filing (or causing to be prepared and filed) all Joint Returns for any Taxable period and (ii) remitting (or causing to be remitted) to the proper Tax Authority the Tax shown on such Joint Returns.
(b)Separate Returns.
(i)LMC Separate Returns. LMC shall be responsible for (1) preparing and filing (or causing to be prepared and filed) all Separate Returns for any Taxable period that include one or more members of the LMC Group and (2) remitting (or causing to be remitted) to the proper Tax Authority the Tax shown on such Separate Returns.
(ii)Company Separate Returns. The Company shall be responsible for (1) preparing and filing (or causing to be prepared and filed) all Separate Returns for any Taxable period that include one or more members of the Company Group and (2) remitting (or causing to be remitted) to the proper Tax Authority the Tax shown on such Separate Returns.
(c)Provision of Information. The Company shall provide LMC with all information necessary for LMC or Parent to properly and timely file all Joint Returns. Such information may include, but need not be limited to (i) a Tax Return package for Joint Returns and Separate Returns of the Company Group, (ii) an estimated Tax package for Joint Returns and Separate Returns of the Company Group, (iii) a Tax provision package, (iv) a Tax projection package, and (v) workpapers and other supporting documentation relating to the foregoing (collectively, the “Tax Package”). With respect to any Tax Items of the Company Group includible in a Joint Return, the Tax Package shall be prepared, with respect to such Tax Items, using the methods, conventions, practices, principles, positions, and elections used by LMC or Parent in preparing the applicable Joint Return. In the event the Company fails to provide information necessary for LMC or Parent to properly and timely file a Joint Return in the form reasonably requested by LMC and within sufficient time to permit the timely filing of such Joint Return, the twenty (20) Business Day notice period (or ten (10) Business Day notice period in the case of estimated Tax payments) in Section 2(b)(i) shall be waived, and any penalties, interest, or other payment obligation assessed against the Affiliated Group by reason of a delay in filing such Tax Return shall be payable by the Company, but only to the extent that such delay is attributable to the Company’s failure to provide the necessary information on a timely basis. If the Company provides information in the form requested by LMC and within sufficient time to permit the timely filing of a particular Tax Return, any penalties, interest, or other payments assessed against the Affiliated Group by reason of a delay in filing such Tax Return shall not be payable by the Company.

(d)Special Rules Relating to the Preparation of Tax Returns.
(i)Except as otherwise provided in this Agreement, the party that is responsible for filing (or causing to be filed) a Tax Return pursuant to this Section 3 shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (1) the manner in which such Tax Return shall be prepared and filed, including the methods, conventions, practices, principles, positions, and elections to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions may be requested, (3) whether an amended Tax Return shall be filed, (4) whether any claims for refund shall be made, (5) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (6) whether to retain outside firms to prepare or review such Tax Return; provided, however, that with respect to Joint Returns, LMC shall prepare such Joint Returns in good faith and shall consult with the Company prior to changing any method of accounting if such action would impact the Company Group.
(ii)With respect to any Separate Return for which the Company is responsible for filing (or causing to be filed), the Company may not take (and shall cause the members of the Company Group not to take) any positions that it knows, or reasonably should know, are inconsistent with the methods, conventions, practices, principles, positions, or elections used by LMC in preparing any Joint Return, except to the extent that (A) the failure to take such position would be contrary to applicable Tax Law or (B) taking such position would not reasonably be expected to adversely affect any member of the LMC Group. The Company and the other members of the Company Group shall (1) allocate Tax Items between such Separate Return for which the Company is responsible and any related Joint Return for which LMC is responsible that is filed in the same Tax year in a manner that is consistent with the reporting of such Tax Items on such related Joint Return and (2) make any applicable elections required under applicable Tax Law necessary to effect such allocation.
4.Tax Liability of the Company in the Event of Disaffiliation. Although neither party has any plan or intent to effectuate any transaction that would constitute a Deconsolidation Event, the parties have set forth how certain Tax matters with respect to a Deconsolidation Event would be handled in the event that, as a result of changed circumstances, a transaction that constitutes a Deconsolidation Event occurs at some future time.
(a)In General. In the case of a Deconsolidation Event, (i) the Company and the Company Affiliates shall remain liable under this Agreement for the Separate Return Tax Liability of the Company Group for the Taxable period during which such Deconsolidation Event occurs and for prior Taxable periods in which any such disaffiliated members of the Company Group were members of the Affiliated Group, and the Company shall be required to pay LMC all amounts for such Taxable periods that are determined pursuant to this Agreement and (ii) the Company shall remain entitled to receive, and LMC shall remain liable to pay, any

Tax Benefit, Tax Refund or other amounts payable to the Company under this Agreement that relate to any Pre-Deconsolidation Period. Moreover, should a Tax Proceeding ultimately result in assessment of a Tax deficiency (or payment of a Tax Refund) against any Affiliated Group for years in which the Company or the other members of the Company Group were affiliated with such Affiliated Group, the Company and the Company Affiliates shall remain liable for the Company Group’s portion of such Tax deficiency (or remain entitled to receive their portion of such Tax Refund) determined pursuant to this Agreement, plus interest and penalties as provided in Section 6(a), if any.
(b)Allocation of Tax Items. In the case of a Deconsolidation Event, all Tax computations for (i) any Pre-Deconsolidation Periods ending on the date of the Deconsolidation Event and (ii) the immediately following Taxable period of the Company or any disaffiliated members of the Company Group, shall be made pursuant to the principles of Section 1.1502-76(b) of the Treasury Regulations or any similar provision of federal, state or local Tax Law, as reasonably determined by LMC.
(c)Carrybacks.
(i)In General. In the case of a Deconsolidation Event, LMC agrees to pay to the Company the Tax Benefit from the recognition by LMC or Parent on a Joint Return for any Pre-Deconsolidation Period of a carryback of any Tax Asset of the Company Group from a Post-Deconsolidation Period (other than a carryback of any Tax Asset which increases any Taxes, or reduces any Tax Benefit, attributable to the LMC Group for any reason); provided, however, that no payment shall be required to be made with respect to any Tax Benefit recognized by LMC or Parent with respect to any Tax Asset that has previously been taken into account in any Taxable period for the Company Group’s benefit to reduce the Separate Return Tax Liability payable under Section 2(a) or to determine any amount payable to the Company under Section 2(c) or Section 5. If subsequent to the payment by LMC to the Company for any such Tax Benefit, there shall be a Redetermination which results in a decrease (1) to the amount of the Tax Asset so carried back or (2) to the amount of such Tax Benefit, the Company shall repay to LMC any amount paid to the Company pursuant to this Section 4(c)(i) which would not have been payable to the Company pursuant to this Section 4(c)(i) had the amount of the Tax Benefit been determined in light of these events. Nothing in this Section 4(c)(i) shall require LMC to file an amended Tax Return or claim for refund of Taxes.
(ii)Relinquishment. In the case of a Deconsolidation Event, notwithstanding any other provision of this Agreement, to the extent permitted by law, the Company hereby expressly agrees to elect (under Section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any federal, state or local Tax Law, including Section 1.1502-21(b)(3) of the Treasury Regulations) to relinquish any right to carryback net operating losses (or other Tax Items, to the extent permissible) to any Pre-Deconsolidation Periods of LMC (in which event no payment shall be due from LMC to the Company in respect of such net operating losses or other Tax Items).
(d)Continuing Covenants. Each of LMC (for itself and each LMC Affiliate) and the Company (for itself and each Company Affiliate) agrees (i) not to take any action reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (ii) to take any action reasonably requested by the other that would reasonably be expected to result in a Tax Benefit; provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other party or any other adverse effect to such party. The parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the parties with respect to matters otherwise covered by this Agreement.
5.Adjustments.
(a)Adjustment Payments. In the event of any Redetermination of any Joint Return, or resolution of any dispute between the parties by the Independent Accountant or otherwise, which affects the calculation of the Company Group’s Separate Return Tax Liability or any other calculations or determinations under this Agreement for any Taxable period, the amounts required to be paid pursuant to Section 2(a) and Section 2(c), as applicable, (as well as any amounts required to be paid under Section 6 below) shall be recomputed for such Taxable period to take into account such Redetermination or dispute resolution. The Company shall pay LMC, or LMC shall pay the Company, as applicable, an amount equal to the difference between the payment or payments previously made between the parties in respect of such redetermined Joint Return or Separate Return Tax Liability and the amount that would have been paid pursuant to this Agreement in respect of such redetermined Joint Return (if such redetermined Joint Return had been filed on the basis of the Redetermination) or Separate Return Tax Liability. In the event LMC or Parent is required to pay to any Tax Authority any amount for additional Taxes due to the disallowance of all or part of any Tax Item for which the Company received a payment pursuant to Section 2(c) (or if LMC or Parent would have been so required to pay any Tax Authority but for other credits or adjustments), the Company shall pay to LMC the amount of such additional Tax paid by LMC or Parent (or which LMC or Parent would have been required to pay but for other credits or adjustments); provided, however, the amount so paid by the Company to LMC shall not exceed the cumulative amount paid to the Company pursuant to Section 2(c) with respect to such Tax Item (except as provided in Section 6 below). If a payment is made as a result of a Redetermination or dispute resolution which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of any subsequent Redeterminations or dispute resolution, as applicable.
(b)Timing of Payments. Any payment by LMC or the Company required (x) by any dispute resolution shall be paid within five (5) Business Days after the date such dispute is resolved and (y) by any Redetermination in which (i) additional Taxes are paid, will be due five (5) Business Days after the date on which the additional Taxes were paid or, if later, five (5) Business Days after the date of a request from the other party for the payment, (ii) a Tax Refund or Tax Benefit is received or used, will be due five (5) Business Days after the Tax Refund or Tax Benefit was received or used, or (iii) the amount or character of a Tax Item was adjusted or redetermined, will be due five (5) Business Days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either party or their Subsidiaries, as applicable.
6.Payments.
(a)Payment of Interest, Penalties, and Expenses. Interest, penalties, and expenses incurred by LMC or Parent in connection with the amendment of any Joint Return and/or any Tax Proceeding, shall be borne equitably by those parties whose Tax liability may be affected by such amendment or Tax Proceeding, unless otherwise provided under this Agreement. LMC shall act in good faith with respect to any interest, penalties, and expenses to be charged to the Company.
(b)Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, not later than five (5) Business Days after demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at the Interest Rate. Such interest will be payable at the same time as the payment to which it relates.
(c)Rules Regarding Payments for Tax Refunds or Tax Benefits. If a party receives or uses a Tax Refund or Tax Benefit for which the other party is entitled to reimbursement under this Agreement, then unless otherwise specified in this Agreement, the party receiving or using the Tax Refund or Tax Benefit shall pay to the other party entitled to reimbursement, within five (5) Business Days following the receipt or use of such Tax Refund or Tax Benefit, an amount equal to such Tax Refund or Tax Benefit. For purposes of this Agreement, a Tax Benefit (other than a Tax Refund) shall be considered used or received (i) at the time the Tax Return is filed with respect to such Tax Benefit, or (ii) if no Tax Return is filed, (x) at the time a Tax Refund generated by use of such Tax Benefit is received or (y) if no Tax Refund is received, at the time the Tax would have been due in the absence of such Tax Benefit. The amount of such Tax Benefit shall be the amount by which Taxes are actually reduced by such Tax Benefit (or the amount by which a Tax Refund is actually increased by such Tax Benefit).
(d)Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the parties hereto shall treat any payment made pursuant to this Agreement as a capital contribution or a distribution, as the case may be, under the principles of Treasury Regulation Section 1.1552-1(b)(2), Treasury Regulation Section 1.1502-33(d)(1)(ii), Revenue Ruling 73-605, 1973-2 C.B. 109 or Revenue Ruling 76-302, 1976-2 C.B. 257, as applicable, and such payments will not create liabilities or receivables among the parties. If the receipt or accrual of any payment under this Agreement causes, directly or indirectly, an increase in the taxable income of the recipient under one or more applicable Tax Laws, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in taxable income. To the extent that any payment for which any party hereto (the indemnifying party) is required to pay another party (the indemnified party) pursuant to this Agreement may be deducted or credited in determining the amount of any other Taxes required to be paid by the indemnified party (for example, state Taxes which are permitted to be deducted in determining federal Taxes), the amount of any payment made to the indemnified party by the indemnifying party shall be decreased by taking into account any resulting reduction in other Taxes of the indemnified party. If such a reduction in Taxes of the indemnified party occurs following the payment made to the indemnified party with respect to the relevant indemnified Taxes, the indemnified party shall promptly repay the indemnifying party the amount of such reduction when actually realized. If the Tax Benefit arising from the foregoing reduction of Taxes described in this Section 6(d) is subsequently decreased or eliminated, then the indemnifying party shall promptly pay the indemnified party the amount of the decrease in such Tax Benefit.
7.Indemnification.
(a)Indemnification by LMC. LMC shall indemnify and hold harmless each member of the Company Group from and against (i) any Taxes which a member of the LMC Group is required to pay to a Tax Authority (except for Taxes, including the amount of any Separate Return Tax Liability, which LMC has a right of reimbursement hereunder from the Company), or in respect of which LMC is required to make a payment hereunder to the Company, (ii) any Taxes imposed upon any member of the Company Group pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state or local Tax Law for any Taxable period for which a Joint Return was filed in any Tax jurisdiction (except for Taxes, including the amount of any Separate Return Tax Liability, which LMC has a right of reimbursement hereunder from the Company) and (iii) any Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by LMC contained in this Agreement. For the avoidance of doubt, in no event shall LMC be required to indemnify the Company with respect to the loss of any Tax attributes by any member of the Company Group.
(b)Indemnification by the Company. The Company shall indemnify and hold harmless each member of the LMC Group from and against (i) any Taxes which a member of the Company Group is required to pay to a Tax Authority (except for Taxes which the Company has a right of reimbursement hereunder from LMC or Taxes described in Section 7(a)(ii)) or in respect of which the Company is required to make a payment hereunder to LMC and (ii) any Taxes and Losses arising out of or based upon any breach or nonperformance of any covenant or agreement made or to be performed by the Company contained in this Agreement. For the avoidance of doubt, in no event shall the Company be required to indemnify LMC with respect to the loss of any Tax attributes by any member of the LMC Group.
8.Appointment of Agent. The Company consents to the appointment of LMC (and Parent, if Parent is not LMC) as agent for the members of the Company Group in respect of all matters relating to Joint Returns, and agrees that LMC (and Parent) shall have full authority to determine the Company Group’s Separate Return Tax Liability in accordance with Section 2, to file Joint Returns (or otherwise cause any Joint Returns to be filed) and to make or change any Tax elections (or cause any Tax elections to be made or changed) on behalf of the Company

Group, and to control Tax Proceedings in accordance with Section 9, in each case, except as otherwise provided in this Agreement. The agency power of LMC (and Parent), as described in this Section 8, shall extend to all periods during which the Company or any member of the Company Group is a member of any Affiliated Group, and, in the event of the disaffiliation of the Company or any member of the Company Group, LMC (and Parent) shall retain its agency powers described herein to make or change on behalf of the Company, or any member of the Company Group, any election or other decision affecting Tax liabilities for such periods that the Company or such member of the Company Group was affiliated with the Affiliated Group.
9.Tax Proceedings.
(a)In General. Except as provided in Section 9(b), (i) with respect to any Joint Returns and any Separate Returns described in Section 3(b)(i), LMC, and (ii) with respect to Separate Returns described in Section 3(b)(ii), the Company (in either case, the “Controlling Party”), shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of each member of the LMC Group and/or the Company Group, as applicable, in any Tax Proceeding relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Proceeding. Except as otherwise provided in Section 9(b), the Controlling Party’s rights shall extend to any matter pertaining to the management and control of a Tax Proceeding, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item.
(b)Participation of Non-Controlling Party. In any Tax Proceeding relating to a Joint Return in which any Tax Item of the Company Group is a subject of such Tax Proceeding (a “Contested Company Group Item”), the Company shall be entitled to participate in such Tax Proceeding at its expense, insofar as the liabilities of the Company Group are concerned, and LMC shall consult with the Company with respect to any Contested Company Group Item, shall act in good faith with a view to the merits in connection with such Tax Proceeding, shall keep the Company updated and informed with respect to such Contested Company Group Item and shall not settle or compromise any Contested Company Group Item in excess of $500,000 without the Company’s prior written consent, such consent not be unreasonably withheld or delayed.
(c)Notice. If a party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such party shall give prompt notice to the other party of such issue (and such notice shall contain factual information, to the extent known, describing any asserted Tax liability in reasonable detail), and shall promptly forward to the other party copies of all notices and material communications with any Tax Authority relating to such issue. Failure to give timely notice shall not affect the indemnities given hereunder except, and only to the extent that, the indemnifying party shall have been actually materially prejudiced as a result of such failure.
10.Cooperation. The parties shall cooperate with one another in all matters relating to Taxes (and each shall cause its respective affiliates to so cooperate). The Company shall provide LMC, and LMC shall provide the Company, with such cooperation and information as is necessary in order to enable LMC, Parent and the Company to satisfy its Tax, accounting and other legitimate requirements. Unless otherwise provided under this Agreement, such cooperation and information shall include (i) making the parties’ respective knowledgeable employees available during normal business hours, (ii) providing the information required by reasonable Tax and accounting questionnaires from the other party (at the times and in the format as reasonably required by such other party), (iii) maintaining such books and records and providing such information as may be necessary or reasonably useful in the filing of Joint Returns and Separate Returns, (iv) executing such documents as may be necessary or reasonably useful in connection with any Tax Proceeding, the filing of Joint Returns and Separate Returns, or the filing of refund claims by a member of the LMC Group or the Company Group (including certification, to the best of a party’s knowledge, of the accuracy and completeness of the information it has supplied), and (v) taking any actions which the other party may reasonably request in connection with the foregoing matters.
11.Foreign Tax Returns. If the parties (or any members of their respective Groups) are required to file (or the parties determine that it is in their best interests to file) a foreign Tax Return for any Taxable period ending on or after the Effective Date that includes at least two Legal Entities, of which one Legal Entity is a member of the Company Group and the other Legal Entity is a member of the LMC Group (or any such Legal Entity of one Group is required or able to file a Tax Return reflecting the Tax Assets of a Legal Entity of the other Group pursuant to a similar or analogous scheme under applicable foreign Tax Law), the parties shall reasonably cooperate with one another to complete such Tax Returns, and to allocate the responsibility for payment of any Taxes or Tax Benefits with respect to such Tax Returns, consistent with the underlying principles of calculation and allocation in this Agreement, with such changes as are necessary to reflect the Tax Laws of the applicable jurisdiction.
12.Binding Effect; Assignment.
(a)General. Except as otherwise provided in Section 12(b) or 23, this Agreement shall be binding upon and shall inure to the benefit of LMC, the Company, and each other party hereto and each other Legal Entity that becomes a party hereto pursuant to Section 12(b) or 23, and this Agreement shall inure to the benefit of, and be binding upon, any successors or assigns of the parties hereto. Except as otherwise provided in Section 12(b) or 23, each of LMC and the Company may assign its right to receive payments under this Agreement but may not assign or delegate any other right or obligation hereunder.
(b)Assignment for Spin-Off Transaction. If LMC effects a spin-off, split-off or other distribution of the shares of a Subsidiary of LMC (such Subsidiary, a “spin-off entity”) that is the beneficial owner (as determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act and any successor regulation) of equity securities of the Company representing at least 80% of the combined voting power and 80% of the value of the total outstanding equity securities of the Company (within the meaning of Section 1504(a)(2) of the Code), and the shares of any series of capital stock of such spin-off entity are registered under Section 12(b) or 12(g) of the Exchange Act, then LMC shall have the right to assign its rights and obligations under this Agreement to the spin-off entity for Taxable periods (or portions thereof) beginning after the effective date of such transaction. Notwithstanding any assignment to the spin-off entity, LMC shall continue to have all of its rights and obligations under this Agreement with respect to Taxable periods (or portions thereof) ending on or before the effective date of such transaction. The parties agree to cooperate in entering into any agreement reasonably requested to reflect the foregoing assignment of rights and obligations by LMC to the spin-off entity.
13.No Third Party Beneficiaries. Except as provided in Sections 7, 12 and 23, this Agreement is solely for the benefit of LMC and the Company and is not intended to confer upon any other Person any rights or remedies hereunder.
14.Application of Agreement. This Agreement shall be applicable only to Taxable periods of the Company and the members of the Company Group ending on or after the Effective Date and to each Taxable period thereafter.
15.Interpretation. This Agreement is intended to calculate, allocate and settle certain Tax liabilities of the members of the LMC Group and the Company Group, and any situation or circumstance concerning such calculation and allocation that is not specifically contemplated hereby or provided for herein shall be dealt with in a manner consistent with the underlying principles of calculation and allocation in this Agreement.
16.Legal and Accounting Fees. Unless otherwise specified herein, any fees or expenses (including internal expenses) for legal, accounting or other professional services rendered in connection with Tax research relating to the Company Group, the preparation of a Joint Return or any statement relating to any Separate Return Tax Liability or other calculations under this Agreement or the conduct of any Tax Proceeding shall be allocated between LMC and the Company in a manner resulting in LMC and the Company, respectively, bearing a reasonable approximation of the actual amount of such fees or expenses hereunder reasonably related to, and for the benefit of, their respective Groups. The Company shall pay LMC for any fees and expenses allocated to the Company pursuant to this Section 16 within five (5) Business Days after the date the Company receives notice from LMC requesting such payment.
17.Effect of the Agreement. This Agreement shall determine the liability of LMC and the Company to each other as to the matters provided for herein, whether or not such determination is effective for purposes of the Code or state or local Tax Laws, or for financial reporting purposes or for any other purposes.
18.Allocation Among the Company and Its Included Subsidiaries. Nothing herein shall be deemed to preclude or require any allocation of the Separate Return Tax Liability of the Company Group among or between the Company and its Subsidiaries.
19.Modifications. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound, except that any addition of a new party pursuant to Section 12(b) or 23 shall not require a writing signed by any other party.

20.Entire Agreement. This Agreement embodies the entire agreement among the parties hereto with respect to the matters covered hereby and thereby, and all prior written or oral agreements, representations, warranties or covenants previously existing between the parties with respect to such subject matter are cancelled and are not part of this Agreement.
21.Changes in Law.
(a)Any references to the Code or Treasury Regulations, or a law of another jurisdiction, shall be deemed to refer to the relevant provisions of any successor statute or regulation and shall refer to such provisions as in effect from time to time.
(b)If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the Effective Date, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.
22.Notices. All notices, requests, and other communications hereunder shall be in writing and shall be delivered in person, by facsimile (with confirming copy sent by one of the other delivery methods specified herein), by electronic mail, by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered in person, or when so received by facsimile, electronic mail or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:
If to LMC or any member of the LMC Group:
Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attention: Chief Legal Officer
Email: legalnotices@libertymedia.com
Facsimile: (720) 875-5401
If to the Company or any member of the Company Group:
Sirius XM Holdings Inc.
1221 Avenue of the Americas
35th Floor
New York, New York 10017
Attention: Chief Financial Officer
Facsimile: (212) 584-5353

or to such other address as the party to whom notice is given may have previously furnished to the other party in writing in the manner set forth above.
23.Successors.
(a)Successors to the Company. In the event of any merger, consolidation, reorganization, statutory share exchange, conversion of the Company from a corporation to a limited liability company or other legal entity or other transaction affecting the Company, that results in the exchange or conversion of the equity securities of the Company for or into equity securities of (x) the successor to the Company in such transaction (or to the extent applicable, the acquiror of all or substantially all of the Company’s businesses) (a “Company Successor”) or (y) any Person of which the Company or such successor is a Subsidiary as a result of and after giving effect to such transaction (a “Company Successor Parent”), then (A) for Taxable periods (or portions thereof) beginning at or after the effective time of such transaction, (i) all references herein to the Company, other than in the last sentence of this Section 23(a), shall mean and refer to such Company Successor or Company Successor Parent, as applicable, and (ii) all references herein to any equity securities of the Company shall mean and refer to the equity securities or ownership interests of such Company Successor or Company Successor Parent, as applicable, into which such equity securities shall have been converted (or for which such equity securities shall have been exchanged), and (B) in connection with any such transaction, the Company will cause such Company Successor or Company Successor Parent, as applicable, to become a party to this Agreement, and be bound hereby, as of the effective time of such transaction. For the avoidance of doubt, this Agreement shall continue to be binding upon the Company notwithstanding any change in ownership of the Company.
(b)Successors to LMC.
(i)In the event of any merger, consolidation, reorganization, statutory share exchange, conversion of LMC from a corporation to a limited liability company or other legal entity or other transaction affecting LMC, that results in the exchange or conversion of any class or series of capital stock of LMC for or into equity securities of (x) the successor to LMC in such transaction (or to the extent applicable, the acquiror of all or substantially all of LMC’s businesses) (a “LMC Successor”) or (y) any Person of which LMC or such successor is a Subsidiary after giving effect to such transaction (a “LMC Successor Parent”), and if (but only if) such LMC Successor or LMC Successor Parent owns, directly or indirectly, the equity securities of the Company that were owned, directly or indirectly, by LMC immediately prior to such transaction, then (A) for Taxable periods (or portions thereof) beginning at or after the effective time of such transaction, (i) all references in this Agreement to LMC, other than in Section 23(b)(ii), shall mean and refer to such LMC Successor or LMC Successor Parent, as applicable, and (ii) all references herein to any class or series of capital stock of LMC shall mean and refer to the equity securities or ownership interests of such LMC Successor or LMC Successor Parent, as applicable, into which such class or series of capital stock of LMC shall have been converted (or for which it shall have been exchanged), and (B) such LMC Successor or LMC Successor Parent, as applicable, shall become a party to this Agreement, and be bound hereby, as if such Person were a signatory hereto (whether or not such Person signs a counterpart of this Agreement or enters into a joinder agreement or similar instrument with respect hereto).
(ii)Notwithstanding the provisions of clause (i) of this Section 23(b), and without limiting the rights of any LMC Successor or LMC Successor Parent, the Company agrees that following the effective time of a transaction described in clause (i) of this Section 23(b) (a “LMC Successor Transaction”) in which LMC continues as a legal entity, and with respect to Joint Returns for Taxable periods beginning prior to the effective time of such LMC Successor Transaction, (a) LMC shall continue to have the authority to act as agent for the members of the Company Group, (b) LMC shall have the authority to file such Joint Returns (or otherwise cause such Joint Returns to be filed) and to make or change any Tax elections (or cause any Tax elections to be made or changed) on behalf of the Company Group, and (c) LMC shall have the right to control Tax Proceedings with respect to any member of the Company Group relating to such Joint Returns, subject to providing the Company with the participation and control rights to which it would otherwise be entitled pursuant to Section 9.
24.Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)This Agreement and the legal relations among the parties hereto will be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware applicable to contracts made and performed wholly therein, without giving effect to any choice or conflict of laws provisions or rules that would cause the application of the laws of any other jurisdiction. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement, and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement, and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with Section 22 and this Section 24, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and

(c) to the fullest extent permitted by applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 22 shall be deemed effective service of process on such party.
EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 24(b).
25.Termination. This Agreement shall terminate at such time as all obligations and liabilities of the parties hereto have been satisfied. The obligations and liabilities of the parties arising under this Agreement shall continue in full force and effect until all such obligations have been met and such liabilities have been paid in full, whether by expiration of time, operation of law, or otherwise. The obligations and liabilities of each party are made for the benefit of, and shall be enforceable by, the other parties and their successors and permitted assigns.
26.Headings; Interpretation. The headings used in this Agreement are for convenience only and shall not in any way affect the meaning or interpretation of any provision hereof. When a reference is made in this Agreement to a “Section” or “Sections,” such reference shall be to a Section or Sections of this Agreement unless otherwise indicated. The words “include,” “includes,” “included,” and “including,” when used herein shall be deemed in each case to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive and means “and/or” unless the context in which such phrase is used shall dictate otherwise. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other such thing extends, and such phrase shall not mean simply “if” unless the context in which such phrase is used shall dictate otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
27.Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original, but all of which shall together constitute one Agreement.

IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

LIBERTY MEDIA CORPORATION
for itself and on behalf of each LMC Affiliate

BY:	/s/ Tim Lenneman
Tim Lenneman
Senior Vice President

SIRIUS XM HOLDINGS INC.
for itself and on behalf of each Company Affiliate

BY:	/s/ Thomas Barry
Thomas Barry
Senior Vice President
23